UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2007

BERKSHIRE HILLS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51584	04-3510455
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (413) 443-5601

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On May 14, 2007, Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”), the parent company of Berkshire Bank, and Factory Point Bancorp, Inc. (“Factory Point Bancorp”), the parent company of The Factory Point National Bank of Manchester Center (“Factory Point National”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Factory Point Bancorp will merge with and into Berkshire Hills Bancorp. Concurrent with the merger, it is expected that Factory Point National will merge with and into Berkshire Bank.

Under terms of the Merger Agreement, shareholders of Factory Point Bancorp will be entitled to elect to receive either $19.50 in cash or 0.5844 shares of Berkshire Hills Bancorp stock for each share of Factory Point Bancorp stock they hold, subject to the election and allocation procedures detailed in the Merger Agreement designed to ensure that 80% of the total shares of Factory Point common stock will be exchanged for Berkshire Hills common stock and that the remainder will be exchanged for cash. Based on this structure and the current outstanding shares of Factory Point Bancorp, the aggregate merger consideration will include approximately $16.0 million in cash and up to approximately 1,916,000 shares of Berkshire Hills Bancorp stock.

Factory Point Bancorp would have the right to terminate the merger agreement if the average closing price of Berkshire Hills Bancorp stock over a 10-day measurement period ten business days before the closing of the transaction is less than $28.36 and Berkshire Hills Bancorp has underperformed the weighted average stock price of a predetermined peer group of 17 bank and thrift holding companies by more than 20%, unless Berkshire Hills Bancorp elects to increase the exchange ratio pursuant to a formula specified in the Merger Agreement.

The senior management of Berkshire Hills will remain the same following the merger. At the closing of the merger, Berkshire Hills Bancorp and Berkshire Bank will each expand the size of its board by one member and appoint one member of the Factory Point Bancorp board of directors to its board.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Berkshire Hills Bancorp and Factory Point Bancorp. The merger is currently expected to be completed late in the third quarter of 2007 or early in the fourth quarter.

Certain of the directors of Factory Point Bancorp have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, Factory Point Bancorp has agreed to pay Berkshire Hills Bancorp a termination fee of $3.6 million.

The Merger Agreement also contains usual and customary representations and warranties that Berkshire Hills Bancorp and Factory Point Bancorp made to each other as of specific dates.

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The assertions embodied in those representations and warranties were made solely for purposes of the contract between Berkshire Hills Bancorp and Factory Point Bancorp, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between Berkshire Hills Bancorp and Factory Point Bancorp rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

d.	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 14, 2007, by and between Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.

99.1	Press release dated May 15, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Berkshire Hills Bancorp, Inc.

Date: May 15, 2007	By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

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